UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2022

FINANCE OF AMERICA COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40308	85-3474065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5830 Granite Parkway, Suite 400

Plano, Texas 75024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 202-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	FOA	New York Stock Exchange
Warrants to purchase shares of Class A Common Stock	FOA.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 16, 2022, Patricia L. Cook, Chief Executive Officer (“CEO”) of Finance of America Companies Inc. (the “Company”), informed the Company of her intention to retire as CEO of the Company, effective upon the appointment of her successor. On June 13, 2022, Ms. Cook informed the Company that she will retire as CEO of the Company effective as of June 30, 2022 due to an existing medical condition. Ms. Cook will continue to serve on a month-to-month basis as a senior consultant to the Company through December 31, 2022.

On June 13, 2022, the Board of Directors appointed Graham A. Fleming, President of the Company, as interim CEO, effective as of July 1, 2022. Mr. Fleming will continue to serve as President of the Company during this interim period.

Graham A. Fleming joined the Company in December 2013 and was appointed to President of the Company in October 2020. Prior to his current role, Mr. Fleming served as Chief Administrative Officer, overseeing Finance, Treasury, Risk, Compliance and Corporate Administration. Prior to joining the Company, Mr. Fleming founded and served as the President of Icon Residential Lenders. Prior to that, Mr. Fleming served as the Chief Financial Officer of AMRESCO Residential Mortgage. Mr. Fleming brings over 25 years of experience in the mortgage lending business including extensive expertise in strategic planning, accounting and financial management, regulatory compliance, quality control and risk management, secondary operations and capital markets. Mr. Fleming attended the Dublin Business School, Ireland and is a Chartered Certified Accountant.

Cook Separation Agreement, Consulting Agreement and Restrictive Covenant Agreement

In connection with her departure, the Company and Ms. Cook will enter into a Separation Agreement, which sets forth the terms of Ms. Cook’s separation (the “Cook Separation Agreement”), a Consulting Agreement, which sets forth the terms of Ms. Cook’s consultancy for the Company (the “Cook Consulting Agreement”), and a Restrictive Covenant Agreement, which sets forth certain restrictive covenants in connection with Ms. Cook’s separation (the “Cook Restrictive Covenant Agreement”). The Cook Consulting Agreement will provide for a six-month consulting period following Ms. Cook’s termination of employment on June 30, 2022, for which she will receive a consulting fee of $25,000 per month and will be available to provide transition services to the Company and Mr. Fleming. In addition, pursuant to the Separation Agreement, which includes a customary mutual release of claims between the Company and Ms. Cook, Ms. Cook will receive separation pay equal to $1,375,000. Ms. Cook will not receive any other incentive compensation during her period of service as a consultant to the Company. The Cook Restrictive Covenant Agreement contains customary confidentiality, cooperation, non-competition, non-solicitation and non-disparagement provisions.

As previously disclosed, Ms. Cook was granted 1,307,195 restricted stock units on June 17, 2021 (of which 653,599 will be unvested as of the date of her retirement) (the “Specified RSUs”) pursuant to the Finance of America Companies Inc. 2021 Omnibus Incentive Plan, Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan (the “A&R LTIP”) and an award agreement entered into between Ms. Cook and the Company. In addition, pursuant to the A&R LTIP, Ms. Cook was granted the right to receive up to 136,800 shares of Class A Common Stock of the Company upon specified earnout dates (the “Earnout Rights”) to the extent such dates occur and subject to certain other terms and conditions set forth in the A&R LTIP. In connection with her retirement from the Company, the Company had previously determined (as approved by the Board and the Compensation Committee of the Board) to fully accelerate the Specified RSUs as of the effective date of her retirement. The Company had also determined (as approved by the Board and the Compensation Committee of the Board) that Ms. Cook’s Earnout Rights will remain outstanding and eligible to vest following her retirement upon the occurrence of the applicable earnout dates.

Item 7.01.	Regulation FD Disclosure.

On June 13, 2022, the Company issued a press release announcing Ms. Cook’s retirement. A copy of the Company’s press release is attached as Exhibit 99.1 to this report. The information furnished pursuant to this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated June 13, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finance of America Companies Inc.

Dated: June 13, 2022	By:	/s/ Johan Gericke
Johan Gericke
Executive Vice President and Chief Financial Officer